Exhibit 1.01

Conflict Minerals Report of PDF Solutions, Inc.

In Accordance with Rule 13p-1 under the Securities Exchange Act of 1934

This is the Conflict Minerals Report of PDF Solutions, Inc. (the “Company”) for calendar year 2025 in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934 (the “1934 Act”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

The Company provides comprehensive data solutions designed to empower organizations across the semiconductor and electronics ecosystems to improve the yield and quality of their products and operational efficiency for increased profitability. The Company’s offerings include proprietary software, professional services based on proven methodologies and using third-party cloud-hosting platforms for software-as-a-service, electrical measurement hardware tools, and physical intellectual property for integrated circuit designs. The key benefits of the Company’s offerings are greatly improved data connectivity, collection and management, equipment control, and analytics. The Company’s products and services are used by Fortune 500 companies across the semiconductor and electronics ecosystems to achieve smart manufacturing goals by connecting and controlling equipment, collecting data generated during manufacturing and test operations, and performing advanced analytics and machine learning to enable profitable, high-volume manufacturing. As part of its solutions, the Company develops on-chip instruments that are inserted into test and product wafers and measured on one of two proprietary hardware tools: the pdFasTest® parallel, electrical tester or the eProbe® non-contact, e-beam tool. The eProbe tool is also used to test product wafers directly using e-beam. In addition, the Company provides dongles to certain customers for use in connection with its ALPS software. These tools and dongles are installed and used in manufacturing facilities in the United States, Europe, and Asia.

Paragraph 1.01(d)(3) of the Rule 13p-1 instructions for Form SD defines “Conflict Mineral” as: (i) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten, unless the Secretary of State determines that additional derivatives are financing conflict in the Democratic Republic of the Congo or an adjoining country; or (ii) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country.

Product Description and Related Matters

Description of In-Scope Products: The “In-Scope Products” that might have component parts that include Conflict Minerals are the Company’ pdFasTest® testers and related systems, eProbe® e-beam tools, and dongles. The Company does not directly source or use any Conflict Minerals in connection with the manufacturing of the In-Scope Products. All component parts for the In-Scope Products are acquired through suppliers (the “Suppliers”).

Due Diligence

Overview: In accordance with Rule 13p-1, the Company undertook due diligence to determine whether Conflict Minerals were part of any of the component parts for its In-Scope Products. It was determined that tantalum, gold, and tin are necessary to the functionality and production of the In-Scope Products. Accordingly, the Company proceeded with a due diligence process based on the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (“OECD Guidance”) and the Company’s Conflict Minerals Policy, adopted in 2014, which is publicly available on the Company’s website at https://www.pdf.com/company/trust-center/working-with-pdf-solutions/conflict-mineral-policy/, which includes:

●	Reviewing and assessing risk in the supply chain; and

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Adopting a strategy to continue responding to risks in the supply chain, including implementation of internal measures to strengthen Company engagement with Suppliers, reporting risk management findings and implementing the risk management plan measures to exercise due diligence on the source and chain of custody of those conflict minerals.

Work with Suppliers: The Company relied upon its Suppliers to provide information on the origin of the Conflict Minerals contained in components supplied to us, including sources of Conflict Minerals that are supplied to them from sub-suppliers. In reviewing and assessing risk in the supply chain and implementing measures to strengthen engagement with Suppliers and exercising due diligence on the source and chain of custody of the Conflict Minerals, the Company conducted a reasonable inquiry designed to identify the specific smelters and refiners and the mine or location of origin to determine whether the Conflict Minerals included in the In-Scope Products in 2025 originated in the Democratic Republic of Congo or an adjoining country (“Covered Country”). This inquiry included contacting Suppliers of the parts that may contain Conflict Minerals, and asking them to provide information on the Conflict Minerals contained or used in each of the parts supplied by that Supplier, in particular, the source of the Conflict Minerals, including smelter/refiner information and location of source mines. Each Supplier was asked to complete the Responsible Business Alliance Responsible Minerals Initiative Conflict Minerals Reporting Template (“CMRT”).

Responsive Suppliers: The Company received CMRT responses from 65% of its Suppliers. The Company compared the smelters and refiners these Suppliers identified against the RMI’s Active and Conformant Facilities List. The Company also received additional information from Suppliers, including company-level declarations. As such, this smelters and refiners list contains the information the Company collected as of May 28, 2026. This list may contain smelters and refiners that are not in the Company’s supply chain and/or there may be other smelters and refiners not yet identified in the Company’s due diligence process.

Unresponsive Suppliers: Some of the Suppliers provided their Conflict Mineral Policy to the Company and/or reported that Conflict Minerals were not used by such Suppliers. If Suppliers did not respond to the survey or did not have a policy available to the public, the Company followed up with them. The Company expects Suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain. The Company may continue to work with unresponsive Suppliers.

Conclusions

Identified Smelters and Refiners: The Company’s Suppliers identified 195 gold refiners, 47 tantalum smelters, and 98 tin smelters, and 1 facility that both refines gold and smelts tin in the CMRTs submitted to the Company. Based on the RMI Active and Conformant Facilities List available on May 28, 2026, the Company confirmed 215 out of 341 (63%) identified smelters and refiners with an assessment status of either Active or Conformant against the applicable RMI RMAP standard or follow RMI’s cross-recognition policy. The Company has not voluntarily elected to describe any of its products as “DRC conflict free.”

Country of Origin: Although the Company reviewed the country locations of the smelters and refiners identified by its suppliers, the locations of these facilities do not necessarily indicate the countries of origin of the Conflict Minerals processed by such facilities. The Company has not been able to conclusively determine the countries of origin of the Conflict Minerals in its supply chain, including whether any such Conflict Minerals originated in the Covered Countries.

Information About Efforts to Determine Mine or Location of Origin: The description of the Company’s due diligence exercise set forth above describes the Company’s efforts to determine the mine or location of origin of Conflict Minerals necessary to the In-Scope Products with the greatest possible specificity.

Forward-Looking Statements

Statements relating to supplier engagement and other statements herein are forward-looking in nature and are based on the Company’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that may be outside of the Company’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein, and the Company reserves the right to change its processes and policies related to conflict minerals.

Documents Incorporated by Reference

Unless otherwise expressly stated herein, any documents, third-party materials, or references to websites (including the Company’s) are not incorporated by reference in, or considered to be a part of this Report, unless expressly incorporated by reference herein.